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                                                                      EXHIBIT 99


[ARDEN REALTY, INC. LOGO]





FOR IMMEDIATE RELEASE



CONTACT: Diana M. Laing
                  Chief Financial Officer
                  (310) 966-2600


                ARDEN REALTY, INC. DECLARES DIVIDEND DISTRIBUTION
                       OF PREFERRED SHARE PURCHASE RIGHTS
                                 August 14, 1998


         Los Angeles, California, August 14, 1998 -- The Board of Directors of Arden Realty, Inc. (NYSE:ARI) has declared a dividend distribution of one Preferred Share Purchase Right on each outstanding share of Arden Realty, Inc. common stock. Subject to limited exceptions, the Rights will be exercisable if a person or group acquires 15% or more of the Company's common stock or announces a tender offer for 15% or more of the common stock. Under certain circumstances, each Right will entitle shareholders to buy one one-hundredth of a share of newly created Class A Junior Participating Preferred Stock of the Company at an exercise price of $75. The Realty Income Corporation Board of Directors will be entitled to redeem the Rights at $.01 per Right at any time before a person has acquired 15% or more of the outstanding common stock. The Rights Plan will expire in August 2008.
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         If a person becomes an Acquiring Person, each Right will entitle its holder to purchase, at the Right's then-current exercise price, a number of common shares of Arden Realty, Inc. having a market value at that time of twice the Right's exercise price. Rights held by the Acquiring Person will become void and will not be exercisable to purchase shares at the bargain purchase price. An Acquiring Person is defined as a person who acquires 15% or more of the outstanding common stock of Arden Realty, Inc. If Arden Realty, Inc. is acquired in a merger or other business combination transaction which has not been approved by the Board of Directors, each Right will entitle its holder to purchase, at the Right's then-current exercise price, a number of the acquiring company's common shares having a market value at that time of twice the Right's exercise price.

         The dividend distribution to establish the new Rights Plan will be payable to shareholders of record on August 28, 1998. The Rights will expire in ten years. The Rights distribution is not taxable to shareholders.

         Arden Realty, Inc. with headquarters in Los Angeles, is a self-administered, self-managed REIT that acquires, owns, manages, renovates, operates and leases commercial office properties located in Southern California. As of June 30, 1998, the company's portfolio contained 134 properties and approximately 17.5 million square feet.



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